Exhibit 99.1

July 27, 2021

Franklin Financial Reports 2021 Q2 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $5.3 million ($1.19 per diluted share) for the second quarter ended June 30, 2021, compared to $3.1 million ($.71 per diluted share) for the second quarter ended June 30, 2020, and $4.8 million ($1.09 per diluted share) for the first quarter of 2021. Year-to-date 2021 net income was $10.1 million ($2.28 per diluted share) compared to $4.8 million ($1.10 per diluted share) for the same six- month period in 2020.

A summary of operating results for the second quarter of 2021 and year-to-date 2021 are as follows:

• Net interest income was $10.8 million, inclusive of $865 thousand of interest and fees from Paycheck Protection Program (PPP) loans, for the second quarter of 2021 compared to $10.8 million (including $735 thousand of PPP interest and fees) for the first quarter of 2021 and $10.3 million for the second quarter of 2020. Year-to-date, net interest income was $21.7 million (including $1.6 million of PPP interest and fees) compared to $20.6 million for the same period in 2020. The net interest margin decreased to 2.82% for the second quarter of 2021 from 3.26% for the same quarter of the prior year. On a year-to-date comparison, the net interest margin was 2.92% for 2021 compared to 3.39% in 2020.  The yield on earning assets decreased in both the second quarter 2021 versus 2020 comparison (down  0.54%) and year-to-date comparison (down 0.64%) as all asset classes had lower yields as market rates decreased over the year. The year-to-date cost of interest-bearing deposits decreased from 0.47% in 2020 to 0.16% in 2021 while the cost of total deposits fell from 0.38% in 2020 to 0.13% in 2021 as the Bank reduced deposit rates to offset lower asset yields.

• Earning assets for the second quarter of 2021 averaged $1.6 billion compared to $1.3 billion for the same period in 2020, and year-to-date average earnings assets were 23.2% greater than 2021.  The 2021 average balance of the investment portfolio increased $216.2 million over the same comparative period, primarily in the municipal bond portfolio. The average balance of the loan portfolio increased from $962.3 million for the first six months of 2020 to $1.0 billion in 2021. The average balance of the commercial loan portfolio increased $32.8 million, primarily due to the addition of PPP loans which totaled $53.6 million at June 30, 2021 and averaged $57.2 million for the year-to-date period.  The average balance of deposits for the year increased $259.6 million over the same period in 2020 with every deposit category increasing except for time deposits.

• The provision for loan loss expense for the second quarter of 2021 was a reversal of $1.1 million compared to an $800 thousand reversal in the first quarter of 2021, and a provision expense of $2.0 million for the second quarter of 2020. Year-to-date, the provision for loan loss expense was a reversal of $1.9 million compared to a $5.0 million provision expense for the same period in 2020.  The 2020 provision expense was the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the projected economic effects and impact of the COVID-19 pandemic. As of June 30, 2021, several qualitative factors were reduced reflecting a lower risk of loss in the loan portfolio and the twenty-quarter historical average charge-off rate used in the calculation decreased, thereby resulting in a reversal of the provision for loan loss expense. The allowance for loan loss ratio was 1.51% of gross loans as of June 30, 2021, compared to 1.66% at December 31, 2020. Excluding the PPP loans, the allowance for loan loss ratio was 1.59% at the end of the second quarter of 2021 and 1.75% at year-end 2020.

• Noninterest income totaled $4.5 million for the second quarter of 2021 compared to $4.2 million in the first quarter of 2021 and $3.4 million for the comparable quarter of 2020. Year-to-date, noninterest income was $8.7 million, $1.4 million greater than the prior year. The largest increases year-over-year were in Investment and Trust Service fees ($507 thousand), gains on the sale of mortgages ($965 thousand) and debit card income ($236 thousand). These increases were partially offset by a decrease of $812 thousand from a gain on a bank owned life insurance policy recorded in 2020.

• Noninterest expense for the second quarter of 2021 was $10.1 million compared to $10.2 million in the prior quarter and $9.6 million for the second quarter of 2020.  Year-to-date, noninterest expense was $20.3 million compared to $19.2 million in 2020. Salaries and benefits increased $987 thousand, FDIC insurance increased $234 thousand, year-over-year, while nonservice pension expense increased $219 thousand.  Other expense decreased $596 thousand year-over-year. In the second quarter of 2021, a $636 thousand allowance previously established for an off-balance sheet liability was reversed with an offsetting amount reversed from other expense, compared to a $250 thousand reversal in the prior year-to-date period related to the same off-balance sheet liability.

• The effective tax rate was 16.4% and 15.9% for the second quarter and year-to-date period of 2021, respectively.

Total assets at June 30, 2021 were $1.678 billion compared $1.535 billion at December 31, 2020. Significant balance sheet changes since December 31, 2020, include:

• Short-term interest-bearing deposits in other banks increased $41.5 million and the investment portfolio increased $115.3 million.

• The net loan portfolio decreased $8.9 million during 2021 over the year-end 2020 balance. The reduction occurred primarily in the commercial loan portfolio, with a decrease in commercial real estate loans partially offset by an increase in PPP loans. The Bank held $53.6 million in PPP loans at June 30, 2021, with $1.9 million net deferred PPP fees remaining to be recognized. The Bank is recognizing the PPP fees over the contractual life of the PPP loans (two years or five years). As PPP loans are granted forgiveness by the SBA, fee recognition will accelerate.

• At June 30, 2021, the Bank had $13.3 million in modified loans compared to $67.6 million at year-end 2020.  The current balance is comprised of two unrelated loans to hotels for $7.8 million, one loan for $4.7 million in rental real estate and one loan in food service for $771 thousand. All of these loans were making some form of modified payment as of June 30, 2021, and are currently expected to return to a principal and interest payment schedule in the third quarter of 2021.

• Deposits increased $136.6 million (10.1%) over year-end 2020, with all deposit products showing an increase except time deposits. Based on current information known to Management, the increases seem to stem from government stimulus payments to consumers, businesses and municipalities, lower spending as economic activity slowed during the pandemic and a sense of security offered by bank deposits in uncertain economic times.

• Shareholders’ equity increased $6.0 million from the end of 2020, due primarily to an increase of $7.4 million in retained earnings partially offset by a decrease of $2.3 million in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined during the year. At June 30, 2021, the book value of the Corporation’s common stock was $34.16 per share and the tangible book value was $32.12 per share. In December 2020, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 23,155 shares have been repurchased under the plan as of June 30, 2021.

“Franklin Financial’s second quarter financial performance continued to build off of the last three quarters, beginning in 2020, with robust noninterest income generated by our Residential Lending and Investment & Trust Services departments and minimal new credit quality issues. As a result of our increased clarity in regard to our loan quality, the Board of Directors declared a $0.32 per share regular cash dividend for the third quarter of 2021, which represents a 3.2% increase from last quarter and a 6.6% increase over the first quarter,” said Timothy G. Henry, President and CEO of Franklin Financial Services Corporation and F&M Trust. “While we see evidence that the effects of the pandemic are receding, we recognize that the renewed growth we are seeing is not even across all areas of the economy and that a full economic recovery is still uncertain. As such, we remain keenly focused on our strategic priorities which include developing a stronger online presence and digital tools, leveraging our capabilities in trust, retail and commercial and focusing on the long-term growth of the bank.”

On July 8, 2021, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the third quarter of 2021. This compares to a $0.31 per share regular cash dividend for the second quarter of 2021. The regular quarterly cash dividend for the third quarter of 2021 will be paid on August 25, 2021, to shareholders of record at the close of business on August 6, 2021.

Additional information on the Corporation is available on our website at www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.6 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-one community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020	% Change

Interest income	$11,543	$11,592	$11,165	$23,135	$22,831	1.3%
Interest expense	720	748	833	1,468	2,246	-34.6%
Net interest income	10,823	10,844	10,332	21,667	20,585	5.3%
Provision for loan losses	(1,100)	(800)	1,975	(1,900)	4,975	-138.2%
Noninterest income	4,489	4,227	3,412	8,716	7,301	19.4%
Noninterest expense	10,111	10,165	9,644	20,277	19,173	5.8%
Income before income taxes	6,301	5,706	2,125	12,006	3,738	221.2%
Income taxes	1,030	876	(942)	1,905	(1,048)	-281.8%
Net income	$5,271	$4,830	$3,067	$10,101	$4,786	111.1%

Diluted earnings per share	$1.19	$1.09	$0.71	$2.28	$1.10	107.3%
Regular cash dividends declared	$0.31	$0.30	$0.30	$0.61	$0.60	1.7%

Balance Sheet Highlights (as of )	6/30/2021	3/31/2021	6/30/2020
Total assets	$1,678,308	$1,597,559	$1,423,111
Investment and equity securities	512,729	422,622	286,557
Loans, net	983,980	984,797	995,583
Deposits	1,491,208	142,042	1,273,353
Shareholders' equity	151,156	140,699	134,840

Assets Under Management (fair value)
Investment and Trust Services	912,651	860,794	743,381
Held at third party brokers	118,469	118,180	121,781

	As of and for the Three Months Ended			As of or for the Six Months Ended
Performance Ratios	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Return on average assets*	1.27%	1.23%	0.89%	1.25%	0.73%
Return on average equity*	14.67%	13.47%	9.43%	14.07%	7.37%
Dividend payout ratio	26.05%	27.29%	42.45%	26.64%	54.49%
Net interest margin*	2.82%	3.03%	3.26%	2.92%	3.39%
Net loans charged-off (recovered)/average loans*	0.00%	-0.06%	0.06%	-0.03%	0.08%
Nonperforming loans / gross loans	0.88%	0.88%	0.41%
Nonperforming assets / total assets	0.53%	0.55%	0.29%
Allowance for loan loss / loans	1.51%	1.61%	1.64%
Book value, per share	$34.16	$31.92	$30.98
Tangible book value (1)	$32.12	$29.87	$28.91
Market value, per share	$31.94	$31.18	$25.90
Market value/book value ratio	93.50%	97.68%	83.60%
Market value/tangible book value ratio	99.43%	104.37%	89.58%
Price/earnings multiple*	6.71	7.15	9.12	7.00	11.77
Current quarter dividend yield*	3.88%	3.85%	4.63%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	Six Months Ended	Three Months Ended	Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$151,156	$140,699	$134,840
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	142,140	131,683	125,824

Shares outstanding (in thousands)	4,425	4,408	4,352

Tangible book value per share (non-GAAP)	32.12	29.87	28.91